As filed with the Securities and Exchange Commission on May 23, 2019

Registration No. 333-224268

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective

Amendment No. 1

to

Form S-3

Registration Statement No. 333-224268

UNDER

THE SECURITIES ACT OF 1933

THE NAVIGATORS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3138397
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

400 Atlantic Street, 8th Floor Stamford, Connecticut 06901 (203) 905-6090	06901
(Zip Code)
(Address, including zip code, and telephone number, including area code of registrant’s principal executive office)

Emily B. Miner

Senior Vice President and General Counsel

The Navigators Group, Inc.

400 Atlantic Street, 8th Floor

Stamford, Connecticut 06901

(Name and address of agent for service)

(203) 905-6090

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment removes from registration those securities that remain unsold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) filed by The Navigators Group, Inc. (the “Company”) removes from registration any and all securities of the Company that remain unsold under Registration Statement No. 333-224268 on Form S-3 (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission on April 13, 2018, registering an indeterminate amount of (i) debt securities of the Company; (ii) common stock, par value $0.10 per share, of the Company; (iii) preferred stock, par value $0.10 per share, of the Company, (iv) depositary shares of the Company; (v) warrants of the Company, as described therein; (vi) units of the Company, as described therein; (vii) stock purchase contracts of the Company, as described therein and (viii) stock purchase units of the Company, as described therein.

On May 23, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of August 22, 2018 (the “Merger Agreement”), by and among the Company, The Hartford Financial Services Group, Inc., a Delaware corporation (“The Hartford”), and Renato Acquisition Co., a Delaware corporation and a direct wholly owned subsidiary of The Hartford (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of The Hartford.

As a result of the transactions contemplated by the Merger Agreement, the Company is terminating all offerings of its securities pursuant to the Registration Statement. The Company, by filing the Post-Effective Amendment to the Registration Statement, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking in the Registration Statement to remove from registration by means of post-effective amendment any of the securities that were registered which remain unsold as the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on May 23, 2019.

THE NAVIGATORS GROUP, INC.

By:	/s/ Donald C. Hunt
Name:	Donald C. Hunt
Title:	Corporate Secretary and Vice President

No other person is required to sign the Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.